Exhibit 99.1

Transcept Pharmaceuticals Announces Intermezzo®

PDUFA Action Date of November 27, 2011

Point Richmond, Calif., Oct 4, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that the U.S. Food and Drug Administration (FDA) has notified the company that it has classified the recent Intermezzo® New Drug Application (NDA) resubmission as a complete Class 1 response. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) action date of November 27, 2011 for the completion of the NDA review.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use as needed when a middle of the night awakening is followed by difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com